Exhibit 99.1

Universal Technical Institute Reports Second Quarter Results for Fiscal 2007

PHOENIX - May 8, 2007 - Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the second quarter and first six months of fiscal 2007, ended March 31, 2007.

Second Quarter Operating Performance
Net revenues for the second quarter of fiscal 2007 were $91.7 million, a 3.3% increase, compared with $88.7 million for the same period in the previous year. Net income was $6.1 million, or 22 cents per diluted share, compared to $8.3 million or 29 cents per diluted share in the second quarter a year ago.

The net revenue increase primarily relates to higher tuition prices combined with the previously disclosed change in retake policy and a greater number of students taking two courses at the same time as compared to the prior year. These increases were partially offset by a decrease in average undergraduate student enrollment and an increase in tuition discounts.

Operating income in the second quarter of fiscal 2007 was $9.5 million, a decrease of 24.5%, compared with $12.5 million in the same period in the previous year. This decrease reflects higher operating costs, primarily related to increases in employee compensation and benefits, advertising and depreciation expense. These increases were partially offset by a decrease in bad debt expense. The operating loss associated with the expansion of the company’s facilities in Sacramento, California was $0.6 million during the second quarter of fiscal 2007. Operating losses associated with the expansion of facilities in Sacramento and Norwood, Massachusetts totaled $1.9 million during the second quarter of fiscal 2006. Operating margin for the second quarter of fiscal 2007 was 10.3%, a decrease of 380 basis points, compared with 14.1% in the same quarter a year-ago.

Net income for the second quarter of fiscal 2007 declined 26.4% to $6.1 million, or 22 cents per diluted share, compared with $8.3 million, or 29 cents per diluted share, in the prior year period. Net income margin for the second quarter of fiscal 2007 was 6.7%, a decrease of 270 basis points, compared with 9.4% a year-ago for the same reasons previously described as well as a higher tax rate during the current period.

Capacity utilization for the second quarter of fiscal 2007 fell 810 basis points to 64.5%, from 72.6% during the same period a year ago as a result of lower average student enrollment and capacity added during the second half of fiscal 2006.

“In light of some of the operational challenges we have faced this year, I am pleased to announce the 10-year extension of our relationship with NASCAR,” said Kimberly McWaters, president and chief executive officer of UTI.  “This new agreement demonstrates the strength of our industry-driven business model.  In advance of the expiry of the existing contract, both UTI and NASCAR worked collaboratively to reshape our agreement to better support current business conditions; including increased advertising opportunities with NASCAR affiliates to improve student recruitment efforts and NASCAR-branded scholarships to help address the tuition funding gap.  The new agreement is a win for NASCAR, a win for our students and a win for UTI.”

Six Month Operating Performance
Net revenues for the first six months of fiscal 2007 were $181.2 million, a 4.0% increase, compared with $174.2 million for the same period in the previous year. This increase primarily relates to higher tuition prices combined with a greater number of students taking two courses at the same time as compared to the prior year and the previously disclosed change in the company’s retake policy. These were partially offset by a decrease in average undergraduate student enrollment and an increase in tuition discounts.

Operating income in the first six months of fiscal 2007 was $20.0 million, a decrease of 30.6%, compared with $28.8 million in the same period in the previous year. This decrease reflects higher operating costs, primarily related to increases in employee compensation and benefits, advertising, depreciation and occupancy expenses, which were partially offset by a decrease in bad debt expense. The operating loss associated with the expansion of the company’s facilities in Sacramento was $2.0 million during the first six months of fiscal 2007. Operating losses associated with the expansion of facilities in Sacramento and Norwood totaled $4.1 million in the prior year period. Operating margin for the first six months of fiscal 2007 was 11.0%, a decrease of 550 basis points, compared with 16.5% in the same period last year.

Net income for the first six months of fiscal 2007 declined 29.9% to $13.0 million, or 48 cents per diluted share, compared with $18.6 million, or 65 cents per diluted share, in the same period last year. Net income margin for the first six months of fiscal 2007 was 7.2%, a decrease of 350 basis points, compared with 10.7% in the year-ago period for the same reasons previously described.

Capacity utilization for the first six months of fiscal 2007 fell 810 basis points to 66.2% from 74.3% during the same period a year ago. Capacity utilization declined sequentially by 260 basis points.

Balance Sheet and Cash Flow
At March 31, 2007, the company had $40.4 million in cash and cash equivalents, compared with $41.4 million at the end of fiscal 2006. At March 31, 2007, the company had shareholders’ equity of $118.4 million, compared with $102.9 million at September 30, 2006.

Cash flow provided by operations was $16.7 million for the six months ended March 31, 2007, compared with $19.3 million for the six months ended March 31, 2006.

Student Enrollment Data
Average undergraduate enrollment for the second quarter of fiscal 2007 was 16,389 students, a decrease of 1.5%, compared with 16,642 students for the same period a year ago. Average undergraduate enrollment for the six months ended March 31, 2007, was 16,827 students, a decrease of 1.2%, compared with 17,036 students for the six months ended March 31, 2006. Lower starts were the primary contributor to declines in the second quarter and six month average undergraduate enrollment statistics and were partially offset by better persistence rates in both periods reported.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2007 second quarter results today at 2:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days.

About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement
Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

(Table Follows)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net Revenues	$91,651	$88,686	$181,185	$174,198

Operating expenses:
Educational services and facilities	45,854	42,971	90,049	83,073
Selling, general and administrative	36,347	33,193	71,161	62,351
Total operating expenses	82,201	76,164	161,210	145,424
Income from operations	9,450	12,522	19,975	28,774

Other (income) expense:
Interest income	(606)	(860)	(1,278)	(1,621)
Interest expense	11	11	22	27
Total other income	(595)	(849)	(1,256)	(1,594)
Income before income taxes	10,045	13,371	21,231	30,368
Income tax expense	3,926	5,054	8,202	11,786
Net income available to common shareholders	$6,119	$8,317	$13,029	$18,582

Earnings per share:
Net income per share - basic	$0.23	$0.30	$0.49	$0.66
Net income per share - diluted	$0.22	$0.29	$0.48	$0.65

Weighted average number of common shares outstanding:
Basic	26,763	28,074	26,754	28,029
Diluted	27,257	28,561	27,186	28,516

Other Data:
Depreciation and amortization	$4,428	$3,348	$8,552	$6,587
Number of campuses	10	10	10	10
Average undergraduate enrollment	16,389	16,642	16,827	17,036

	For the Period Ended
Balance Sheet Data:	March 31, 2007	September 30, 2006
Cash and cash equivalents	$40,406	$41,431
Current assets	$64,517	$70,269
Working capital (deficit)	$(23,780)	$(26,009)
Total assets	$218,588	$212,161
Total shareholders' equity	$118,408	$102,902

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